Exhibit 99.1

Press Release Source: Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Affirms Operating Income Guidance, Adjusts Revenue Guidance for Fiscal 2009

Thursday April 2, 2009, 8:00 am EDT

LAIYANG, China, April 2 /PRNewswire-Asia-FirstCall/ -- Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GNPH - News; "Genesis" or the "Company"), a U.S. pharmaceutical company with its principal operations in the People's Republic of China, today affirmed its previously announced operating income guidance of $40 to $43 million for its fiscal year ending June 30, 2009. The Company also adjusted its revenue guidance for its fiscal year ending June 30, 2009 from a range of $122 to $130 million to a range of $111 to $116 million as a result of restructuring how it distributes and sells its products.

The Company restructured its distribution and sales system to sell its Clarithromycin sustained-release tablets, Itopride Hydrochloride granules and Baobaole chewable tablets to hospitals and pharmacies through 28 large independent regional distributors. Each of these primary regional distributors works closely with sub-distributors and Genesis' internal marketing and sales network.

In connection with its sales restructuring, the Company lowered the per unit prices of certain products that the Company charges to regional distributors in cases where such regional distributors became responsible for some of the costs associated with these products that previously were direct marketing expenses of the Company. The Company adjusted its revenue guidance to reflect these adjusted prices.

The Company's new products, including Radix Isatidis dispersible tablets and products, acquired from its recent purchase of Hongrui Pharmaceuticals Company, will be sold through this new sales structure. However, the Company will not change its marketing method or sales structure with respect to the sale of its low margin Ciprofloxacin Hydrochloride tablets and Paracetamol tablets.

The Company works with regional distributors to design and jointly execute local marketing and promotional plans aimed at the medical community and end users. The Company's close relationship with a regional distributor recently led to expansion into Tibet. The Company hopes to continue geographical expansion and to gain greater market penetration through ongoing cooperation with regional distributors.

The Company has an internal marketing and sales network of 470 full time and 620 part time sales representatives who operate as local level marketers and product services personnel.

The Company's management believes that greater reliance on regional distributors will be needed in the future to support the Company's growing product portfolio.

"We are affirming our operating income guidance because of our positive view of the overall pharmaceutical market in China and our belief that restructuring our sales network will help us achieve our operating income goals," said Mr. Wubo Cao, Chief Executive Officer of Genesis. "As an important part of its medical reform initiatives, we understand that China plans to establish provincial and national basic medicine lists. We expect that most of our products will be on these national lists. We also expect to benefit from the Chinese government's plan to extend medical insurance coverage to a greater number of people. In addition, we hope that our close working relationships with local distributors will enable us to sell more of our products on a provincial level."

About Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a major pharmaceutical company in China producing both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary form.

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from anticipated or predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

    For more information, please contact:

    Genesis Pharmaceuticals Enterprises, Inc.
     Ms. Elsa Sung, CFO
     Tel:   +1-954-727-8435
     Email: elsasung@jiangbo.com
     Web:   http:// www.genesispharmaceuticals.com

    CCG Investor Relations, Inc.
     Mr. Crocker Coulson, President
     Tel:   +1-646-213-1915
     Email: crocker.coulson@ccgir.com
     Web:   http://www.ccgirasia.com